DATED 28 OCTOBER 2005
INTEGRATED STRATEGIC COMMUNICATIONS LIMITED
NOGA CONFINO
(as Sellers)
AND
ACE*COMM CORPORATION
(as Buyer)

DEED OF VARIATION AND SETTLEMENT RELATING TO
SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE
CAPITAL OF DOUBLE HELIX SOLUTIONS LIMITED

This DEED is made on the twenty eighth day of October 2005
BETWEEN
(1)	NOGA CONFINO of 1 Drake Road, Brockley, London (the “First Seller”);

(2)	INTEGRATED STRATEGIC COMMUNICATIONS LIMITED (formerly Springreel Limited) (company number 5385794), a private company limited by shares incorporated in England and Wales whose registered office is at 6 Newbridge Hill, West Bergholt, Colchester, Essex CO6 3ER (the “Second Seller”); and

(3)	ACE*COMM CORPORATION, a corporation organized under the laws of the State of Maryland, USA (the “Buyer”).
RECITALS
(A)	Whereas on 24 March 2005 the First Seller, the Second Seller and the Buyer entered into a share sale and purchase agreement by which the Sellers sold and the Buyer purchased the entire issued share capital of Double Helix Solutions Limited (the “Share Sale and Purchase Agreement”).

(B)	Whereas on 12 April 2005 , the First Seller, the Second Seller and the Buyer entered into a deed of restatement in relation to the Share Sale and Purchase Agreement (the “Deed of Restatement”).
NOW IT IS AGREED AS FOLLOWS
1.	INTERPRETATION
1.1	Words and expressions as defined in the Share Sale and Purchase Agreement shall have the same meaning in this Deed providing that the following additional expressions shall have the following meanings:

“Bank Account” means the client bank account of the First Seller’s and the Second Seller’s solicitors the details of which are as follows:

Barclays Bank Plc Water Street Liverpool L69 2DU Account Name: Hill Dickinson Client Account Account Number: 40429295 Sort Code: 20-51-01;

“Buyer Series 2B Loan Notes” means the loan notes in the form set out in the first schedule to this Deed issued by the Buyer in favour of each of the Sellers on the Effective Date pursuant to Clause 4.1(a);

“Effective Date” means the date of this Deed;

“Joint Written Direction ” means a written direction in the agreed form executed by the Representatives;

“New Retained Shares” means the Exchange Shares to be transferred to the Escrow Agent in accordance with the terms of this Agreement and to be held by the Escrow Agent in accordance with the terms of the New Share Escrow Agreement;

“New Share Escrow Agreement” means the agreement in the agreed form to be entered into between the First Seller, the Second Seller, the Buyer and the Escrow Agent relating to the New Retained Shares;

“Representatives” means the representatives referred to in the Retained Share Escrow Agreement;

“Retained Shares” means the 264,044 Exchange Shares held by the Escrow Agent under the terms of the Retained Share Escrow Agreement; and

“Retained Share Escrow Agreement” means the agreement dated 24 March 2005 between the First Seller, the Second Seller, the Buyer and the Escrow Agent relating to the Retained Shares.

1.2	The rules of interpretation set out in Clause 1.2 of the Share Sale and Purchase Agreement shall apply mutatis mutandis to this Deed.
2	RETURN OF SHARES
2.1	Within 5 Business Days of the Effective Date:
(a)	the First Seller shall:
(i)	for the consideration set out in Clause 7, transfer 175,000 of the Exchange Shares issued to her on Completion pursuant to Clause 5.3 (e) of the Share Sale and Purchase Agreement to the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the New Share Escrow Agreement; and

(ii)	to effect the transfer in the prior paragraph, deliver to the Buyer Ace*Comm stock certificate AC0578 representing all of the 738,125 Exchange Shares issued to her on Completion pursuant to Clause 5.3(e) of the Share Sale and Purchase Agreement, so that the Buyer can issue two stock certificates for such number of shares, one for the number of shares specified and to be held per the prior paragraph and one for the balance to be returned to the First Seller; and
(b)	the Second Seller shall:
(i)	for the consideration set out in Clause 7, transfer 175,000 of the Exchange Shares issued to it on Completion pursuant to Clause 5.3 (e) of the Share Sale and Purchase Agreement to the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the New Share Escrow Agreement ; and

(ii)	to effect the transfer in the prior paragraph, deliver to the Buyer Ace*Comm stock certificate AC0580 representing all of the 738,125 Exchange Shares issued to it on Completion pursuant to Clause 5.3(e) of the Share Sale and Purchase Agreement, so that the Buyer can issue two stock certificates for such number of shares, one for the number of shares specified and to be held per the prior paragraph and one for the balance to be returned to the Second Seller.
2.2	Within 5 Business Days of receipt of the stock certificates referred to in Clause 2.1, the Buyer shall procure that the stock certificates contemplated by Clause 2.1 are issued and delivered to the Escrow Agent and to each of the Sellers.
3	RELEASE OF REATINED SHARES FROM RETAINED SHARE ESCROW AGREEMENT
3.1	The parties agree that 75,000 of the Retained Shares registered in the name of the First Seller and 75,000 of the Retained Shares registered in the name of the Second Seller and held by the Escrow Agent at the date of this Deed under the terms of the Retained Share Escrow Agreement shall, with effect from the Effective Date, be transferred out of the escrow maintained under the Retained Share Escrow Agreement and into the escrow to be maintained by the Escrow Agent under the terms of the New Share Escrow Agreement.

3.2	The Sellers and the Buyer hereby irrevocably instruct their Representatives to sign a Joint Written Instruction directing the Escrow Agent to deal with the Retained Shares in the manner set out in Clause 3.1.

3.3	The Buyer agrees that within 5 Business Days following delivery by the Escrow Agent to the Buyer of Ace*Comm stock certificates AC0579 and AC 0581 it shall procure that such stock certificates are cancelled and that:
(a)	new stock certificates are issued in the name of each of the First Seller and the Second Seller in respect of their interest in the 75,000 Retained Shares referred to in Clause 3.1 and that such stock certificates are delivered to the Escrow Agent to be held in accordance with the terms of the New Share Escrow Agreement; and

(b)	new stock certificates are issued in the name of each of the First Seller and the Second Seller in respect of the Retained Shares referred to in Clause 3.1 which remain subject to the Retained Share Escrow Agreement and that such stock certificates are returned to the Escrow Agent.
4	BUYER SERIES B LOAN NOTES
4.1	Within 5 Business Days of the Effective Date, each of the First Seller and the Second Seller shall deliver to the Buyer the Buyer Series B Loan Notes issued to them at Completion pursuant to Clause 5.3(c) of the Share Sale and Purchase Agreement and the Buyer shall:
(a)	issue to each of the Sellers on the Effective Date a Buyer Series 2B Loan Note dated as of the Effective Date in a principal amount of £100,000 plus interest accrued on such sum from the date of the Buyer Series B Loan Notes through to the Effective Date at the rate set forth in the Buyer Series B Loan Notes, and procure that the Sellers are recorded in the Buyer’s registers as the holders of such Buyer Series 2B Loan Notes;

(b)	issue 59,042 Exchange Shares in the name of each of the Sellers providing that such Exchange Shares and the stock certificates representing such shares shall be held by the Escrow Agent pursuant to the terms of the New Share Escrow Agreement. Such Exchange Shares shall be issued within 5 Business days after the Effective Date; and

(c)	in consideration of the issue of the Buyer Series 2B Loan Notes and the issue of the Exchange Shares referred to in Clause 4.1(b), cancel the Buyer Series B Loan Notes on the Effective Date.

5	NEW SHARE ESCROW AGREEMENT
5.1	The parties will enter into the New Share Escrow Agreement at the same time as this Agreement and agree that the New Retained Shares shall be dealt with in accordance with the terms of the New Share Escrow Agreement.
6	SHARE SALE AGREEMENT
6.1	The parties agree that the following substitutions and amendments be made to the Share Sale and Purchase Agreement:
(a)	Schedule 6 shall be deleted and be replaced by the second schedule attached to this Deed which shall apply in its place; and

(b)	Schedule 7 shall be deleted and be replaced by the third schedule attached to this Deed which shall apply in its place.
6.2	Save as provided otherwise in this Deed, all other terms and conditions in the Share Sale and Purchase Agreement shall continue to apply and remain in full force and effect without alteration, amendment, substitution, restatement or other change.
7	FULL AND FINAL SETTLEMENT
7.1	The parties agree that the entering into of this Deed shall be in full and final settlement of all claims (if any) which the Buyer may have under or in respect of the Sale and Purchase Agreement in relation to a breach of Warranty or misrepresentation primarily directed at the level of future revenues of the Company including, without limitation, those relating to relationships with customers of the Company at the time of Completion.

7.2	For the avoidance of doubt, save as provided in Clause 7.1, the Buyer does not waive:
(a)	any claim or other action which it may have pursuant to the Share Sale and Purchase Agreement in respect of any other breach of Warranty or breach of Tax Warranty; or

(b)	any claim or other action which it may have under the Tax Covenant.

8	CONFIDENTIALITY AND ANNOUNCEMENTS
8.1	Each of the Sellers severally undertakes to the Buyer to keep confidential the terms of this Deed.

8.2	The Buyer undertakes to each of the Sellers to keep confidential the terms of this Deed.

8.3	A party does not have to keep confidential or to restrict its use of:
(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Deed; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it has acquired free from any obligation of confidence to any other person.
8.4	Any party may disclose any information that it is otherwise required to keep confidential under this Clause 8:
(a)	to such professional advisers, consultants and employees or officers of its Subsidiaries as are reasonably necessary to advise on this Deed, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of the other parties; or

(c)	with the written consent of one party, if such information relates only to that party; or

(d)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement)

(e)	to the extent that the disclosure is required:
(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party’s interest in any legal proceedings,

(vi)	but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.
8.5	Each party shall supply any other party with any information about itself, its Group or this Deed as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.
9	FURTHER ASSURANCE

Each party shall (at their own expense) promptly execute and deliver all such documents, and do all such things, as the others may from time to time reasonably require for the purpose of giving full effect to the provisions of this Deed.
10	VARIATION AND WAIVER
10.1	Any variation of this Deed shall be in writing and signed by or on behalf of the parties.

10.2	Any waiver of any right under this Deed is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

10.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

10.4	No failure to exercise or delay in exercising any right or remedy provided under this Deed or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

10.5	No single or partial exercise of any right or remedy under this Deed shall preclude or restrict the further exercise of any such right or remedy.

10.6	Unless specifically provided otherwise, rights arising under this Deed are cumulative and do not exclude rights provided by law.
11	COSTS
11.1	On the Effective Date the Buyer shall transfer to the Bank Account the sum of £17,625 sterling in satisfaction of the costs of the Sellers in connection with the negotiation, drafting, execution and performance of this Deed and the actions contemplated herein (collectively the “Negotiations”). The Sellers shall be solely responsible for all other costs incurred by them in connection with the Negotiations.

11.2	For the avoidance of doubt, the Buyer shall be responsible for the payment of all its costs incurred in connection with the Negotiations.
12	NOTICE
12.1	A notice given under this Deed:
(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)	shall be sent for the attention of the person, and to the address or fax number, specified in this Clause 12 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this Clause 12); and

(c)	shall be:
(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post, recorded delivery or registered post; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.
12.2	For the purposes of this Clause 12, the addresses to which notices should be sent are as follows:

12.2.1	To the Sellers:

(a)	Address:	1 Avenue General Foy
Maison-Laffitte
Paris
France 78600

	Fax number:	+33 1 34 93 01 25

For the attention of: Jean-Francois Jodouin

(b)	Address:	1 Drake Road
Bockley
London
	Fax number:	+44 20 86 92 81 14

For the attention of: Noga Confino

with a copy for information purposes only to:

Hill Dickinson
50 Fountain Street
Manchester M2 2AS

Fax number: +44 (161) 817 7201

Attention: Tom Ferns, Esq.

12.2.2	To the Buyer:

Address:	ACE*COMM CORPORATION
704 Quince Orchard Road
Suite 100
Gaithersburg, MD 20878
USA

Fax number: +1 (301) 208-3759

For the attention of: Steven R. Delmar

with a copy for information purposes only to:

Hogan & Hartson L.L.P.

Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
USA
Fax number: +1 (202) 637 5910
Attention: Steven Kaufman, Esq.
and
Hogan & Hartson
One Angel Court
London EC2R 7HJ
ENGLAND
Fax number: +44 (207) 367 0220
Attention: Sean P. Harrison, Esq.
12.3	A notice is deemed to have been received:
(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting; or

(d)	in the case of registered airmail, five days from the date of posting; or

(e)	if deemed receipt under the previous paragraphs of this Clause 12 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.
12.4	To prove service, it is sufficient to prove by way of machine generated confirmation that the notice was transmitted by fax in full to the fax number of the party to which it was addressed or, in the case of postal service, that the envelope containing the notice was properly addressed and posted.

13	SEVERANCE
13.1	If any provision of this Deed (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

13.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.
14	THIRD PARTY RIGHTS
14.1	A person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

14.2	Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Deed are not subject to the consent of any person that is not a party to this Deed.
15	SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this Deed shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.
16	COUNTERPARTS; FACSIMILE

This Deed may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document. This Deed may be executed and delivered via facsimile.
17	LANGUAGE

If this Deed is translated into any language other than English, the English language text shall prevail.

18	GOVERNING LAW AND JURISDICTION
18.1	This Deed and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of England and Wales.

18.2	The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed.
19	PUBLIC ANNOUNCEMENTS

The parties will consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to this Deed or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or inter-dealer quotation system.
20	SERVICE OF PROCESS
20.1	Each party irrevocably agrees with the other that any Service Document may be sufficiently and effectively served on it in connection with any Proceedings in England and Wales by service on its process agent.

20.2	For the purposes of this Clause, the Buyer appoints as its process agent in connection with Proceedings in England and Wales, Law Debenture Corporate Services whose address is at 5th Floor, 100 Wood Street, London EC2V 7EX.

20.3	For the purposes of this Clause, the First Seller appoints as her process agent in connection with Proceedings in England and Wales, Integrated Strategic Communications Limited (company number 5385794) whose registered office is at 6 Newbridge Hill, West Bergholt, Colchester, Essex C06 3ER.

20.4	Each of the First Seller and the Buyer agrees to maintain the appointment of its process agent (and any replacement process agent appointed pursuant to this Clause) and that it shall not withdraw the appointment of any such process agent until its replacement shall have been validly appointed and the name and address of the replacement process agent notified to the other party.

20.5	If the process agent referred to in Clause 20.2 or 20.3 (or any replacement process agent appointed pursuant to this Clause) at any time ceases for any reason to act as such, his appointor shall appoint a replacement process agent with an address for service in England or Wales, and shall notify the other party of the name and address of the replacement process agent. If the First Seller or the Buyer (“Defaulting Party”) fails to appoint a replacement process agent or notify the other parties of the name and address of a replacement process agent as required by this Clause, the other parties shall be entitled by notice to the Defaulting Party to appoint such a replacement process agent to act on the Defaulting Party’s behalf. The Defaulting Party shall bear all the costs and expenses of replacement process agent appointed by the other party in these circumstances.

20.6	Any Service Document served pursuant to this Clause shall be marked for the attention of the relevant process agent appointed pursuant to this Clause and addressed to the address set out in Clause 20.2 or 20.3 (as the case may be) or to his address notified pursuant to Clause 20.4 or 20.5 (as the case may be).

20.7	Any Service Document marked for the attention of the relevant process agent and addressed to the address set out in Clause 20.2 or 20.3 (as the case may be) or at the address notified pursuant to Clause 20.4 or 20.5 (as the case may be) pursuant to Clause 20.6 shall be deemed to have been duly served if:
(a)	left at such address, when it is left; or

(b)	sent by courier, 2 (two) business days after the date it has been sent.
20.8	Each party shall send by post to the other parties a copy of any Service Document served by it (or on its behalf) on a process agent pursuant to this Clause, but no failure or delay in doing so shall prejudice the effectiveness of service of the Service Document in accordance with this Clause.

20.9	Each party agrees that failure by any process agent to give notice of any process to it or give a copy of any Service Document served on it shall not impair the validity of such service or of any Proceedings based on that process.

20.10	Nothing contained in Clauses 20.1 to 20.9 affects the right to serve a Service Document in another manner permitted by law (excluding by post).

21	REGISTRATION RIGHTS
21.1	In relation to the 563,125 Completion Shares held by the Sellers, the Buyer shall prepare and file with SEC the Initial Shelf Registration Statement referred to in Clause 15.1 (a) of the Sale and Purchase Agreement as soon as is reasonably practicable after the execution of this Deed and completion of the current review being carried out by SEC in relation to the Buyer.

21.2	In relation to the 114,044 Retained Shares held by the Escrow Agent under the Retained Share Escrow Agreement, the Buyer shall prepare and file with SEC an additional shelf registration statement in the manner set out in Clause 15.1 (b) of the Sale and Purchase Agreement as soon as is reasonably practicable after the issuance of such Retained Shares to the Sellers under the terms of the Retained Share Escrow Agreement.

21.3	In relation to the 618,084 New Retained Shares held by the Escrow Agent under the New Retained Share Escrow Agreement, the Buyer shall prepare and file with SEC another additional shelf registration statement in the manner set out in Clause 15.1 (b) of the Sale and Purchase Agreement as soon as is reasonably practicable after the issuance of such New Retained Shares to the Sellers under the terms of the Retained Share Escrow Agreement.

21.4	In relation to any Excess Shares issued under Schedule 6 of the Sale and Purchase agreement and/or any shares of common stock issued under the terms of Buyer Series 2B Loan Notes (“Relevant Shares”), the Buyer shall prepare and file with SEC a further additional shelf registration statement in the manner set out in Clause 15.1 (b) of the Sale and Purchase Agreement as soon as is reasonably practicable after the issuance of such Relevant Shares to the Sellers.

21.5	The parties acknowledge and agree that the other provisions of Clause 15 relating to the Initial Registration Statement and the Additional Shelf Registration Statement (as applicable) shall apply to the Initial Shelf Registration Statement and each additional shelf registration statement (s) referred to in this Deed.
IN WITNESS WHEREOF this document has been executed as a Deed with the intent that it is delivered as such as of the day and year first above written.
[Remainder of page left intentionally blank]

FIRST SCHEDULE
FORM OF BUYER SERIES 2B LOAN NOTE

SECOND SCHEDULE
[TO REPLACE THE EXISTING SCHEDULE 6 IN THE SHARE SALE AND
PURCHASE AGREEMENT]
SCHEDULE 6
EARN OUT
This Schedule sets forth the terms and conditions of the calculation of the Earn-out pursuant to the Agreement.
1.	Number of New Retained Shares To be Returned to the Sellers If the Earn-out Revenue is less than 75 per cent of the Target Revenue then all of the New Retained Shares shall be returned to the Buyer. If the Earn-Out Revenue is equal to or more than 75 per cent of Target Revenue but less than 100 per cent of Target Revenue then a portion of the New Retained Shares shall be returned to the Sellers in accordance with the sliding scale below:

% of Target Turnover Achieved	% of Earn Out Shares to be Returned to Sellers
75%	20%
Over 75% but less than 80%	20%
80%	25%
Over 80% but less than 85%	25%
85%	35%
Over 85% but less than 90%	35%
90%	65%
Over 90% but less 95%	65%
95%	80%
Over 95% but less 100%	80%

Any New Retained Shares not returned to the Sellers under this clause shall be returned to Buyer in each case in accordance with the terms of the New Share Escrow Agreement.
If the Earn Out Revenue is more than the Target Revenue then all the New Retained Shares shall be returned to the Sellers in the Agreed Proportions and the Buyer will additionally allot and issue to the Sellers in the Agreed Proportions 30,904 additional Exchange Shares (“Excess Shares”) for each 5 per cent excess of Target Revenue.
Adjustments in the Case of Sale
In the event of any sale of any company or business entity in the Buyer Group which is involved in the sale and/or supply of Network Business Intelligence Products and/or Services of the Company or in the event of a sale of the proprietary rights in the Network Business Intelligence Products and/or Services of the Company (other than in the ordinary course of trading):
(a)	in the case of a sale of a company or a business entity, the average monthly revenue for that company or business entity attributable to the sale and/or supply of Network Business Intelligence Products and/or Services of the Company over the last three full months prior to the sale date will be determined, and in the case of the sale of all proprietary rights relating to one or more Network Business Intelligence Products and/or Services of the Company other than in the ordinary course of trading (effectively giving the buyer the exclusive right to produce such Products or provide such Services) the average monthly revenue attributable to the sale and/or supply of the relevant Network Business Intelligence Products and/or Services of the Company sold over the last three full months prior to the sale date will be determined (each, a “Prorated Reduction Amount”);

(b)	the average monthly growth rate for the Network Business Intelligence Products and/or Services of the Company over the last three full months prior to the sale date will be determined (the “Average Growth Rate”), and the Average Growth Rate will be applied to the Prorated Reduction Amount for the first month of the Earn-out Period occurring after the sale date and then to the Prorated Reduction Amounts as increased by the application of the previous months Average Growth Rate during each subsequent month of the remainder of the Earn-Out Period (the “Attributable Growth Amount”);

(c)	the Attributable Growth Amount will then be added to the Prorated Reduction Amount for each month of the remainder of the Earn-Out Period to determine the revenue attributable to the Network Business Intelligence Products and/or Services of the Company sold for the remainder of the Earn-out Period (the “Attributable Revenue Reduction”); and

(d)	the Target Revenue shall be reduced by the Attributable Revenue Reduction.
2 Earn-Out Statements. Within 30 days following the end of each month comprising part of the Earn-out Period, the Buyer shall prepare and deliver to the Sellers a calculation of the Earn-out Revenue to date (the “Earn-out Statements”). The Earn-out Statements shall be prepared in accordance with U.S. GAAP. The Sellers shall have 60 days following delivery of each set of Earn-out Statements to raise in writing to the Buyer any objections regarding such set of Earn-out Statements. If no objections are raised within such period, the calculation shall become final and binding upon the parties. Within sixty days following the end of the final month comprising the Earn-out Period or thirty days following resolution of the last of any disputes concerning any Earn-out Statements, whichever is the later, the Buyer shall prepare and deliver to the Sellers a calculation of the Earn-out Revenue for the entire Earn-out Period on the basis of the Earn-out Statements agreed by the Parties and the according Earn Out Payment to be made.

The Buyer will provide the Sellers with such information as the Sellers or their advisors may reasonably request for the purposes of checking and verifying the Earn-out Statements delivered to them in accordance with this paragraph 2.

3 Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute in with respect to the Earn-out. All disputes with respect to the Earn-out which cannot be resolved by mutual agreement of the Buyer and Sellers within 30 days shall be referred to an independent firm of accountants (the “Expert”) to be agreed upon by the parties or, failing agreement, to be selected by the President for the time being of the of the Institute of Chartered accounts in England and Wales. The Expert shall act as an expert (and not as an arbitrator) in making such determination. Both Buyer and Sellers shall have an opportunity to submit to such Expert any materials or information supporting their positions. The determination of the Expert shall (save in the case of manifest error) be conclusive and binding on each party, and judgment upon any such determination may be entered in any court having jurisdiction over the matter. The fees of such firm in rendering a determination on any dispute shall be borne by Buyer.

4 New Share Escrow Agreement. Each of the Sellers and the Buyer agree to instruct the representatives appointed by them under the New Retained Share Escrow Agreement to give a joint written direction to the Escrow Agent to distribute the Retained Shares to the Buyer and/or the Sellers in accordance with the terms of this Schedule 6.
5	Definitions. For purposes of this Schedule, the following terms shall have the meanings set out below. All other capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

“Buyer Group” means the Buyer and any entity and/or company over which it has direct or indirect Control as of the time of execution of this agreement;

“Earn-out Period” shall mean the 24 month period ending 30 June 2007.

“Earn-out Revenue” shall mean all worldwide revenue relating to sale and/or supply of all Network Business Intelligence Products and/or Services of the Company by the Buyer, the Company and/or any entity in the Buyer Group during the Earn-Out Period;

“Escrow Agent” means Wachovia Bank, National Association, a national banking association;

“Network Business Intelligence Products and/or Services of the Company” means the following products and services created, produced and supplied by the Company together with subsequent generations of such products and other products that derive their primary functionality from the methods and technology contained in the following, as such methods and technology may be improved or modified over time: Network Inspector, Network Collector, Scheduler, Network Visualisation, Data Integration Models (network model, customer and services model), Discrepancy Inspector, Discrepancy Manager and Network Browser, Switch Migration Tool and Collectors and adapters to external systems comprising Nortel DMS 100 adapter, Nokia DX220 adapter, Marconi System X adapter, Siemens adapter, Cortex adapter, Cortex extraction and import, Network Managers NMC3000 adapter, Nokia NMS 1000 adapter, Nortel EC1 adapter and ICMS adapter together with Revenue Assurance services, Asset Recovery services and Switch migration or other services utilizing such products;

“New Share Escrow Agreement” means the agreement in the agreed form to be entered into between the First Seller, the Second Seller, the Buyer and the Escrow Agent relating to the New Retained Shares;

“New Retained Shares“ means the Exchange Shares to be transferred to the Escrow Agent in accordance with the terms of this Agreement and the held by the Escrow Agent in accordance with the terms of the New Share Escrow Agreement; and

“Target Revenue” means Earn Out Revenue of US$11,000,000.

SECOND SCHEDULE
[TO REPLACE THE EXISTING SCHEDULE 7 IN THE SHARE SALE AND
PURCHASE AGREEMENT]
SCHEDULE 7
FURB RETENTION ACCOUNT
1.	Definitions

In this Agreement:

“Cash Retention Account” means an interest bearing solicitor’s reserve account opened by the Sellers Solicitors and to be operated in accordance with the provisions of this schedule;

“Final Determination” means a Revenue Determination:
(a)	which is agreed in writing by the Sellers and in respect of which the Company enters into a contract settlement with the Inland Revenue or such other binding agreement pursuant to which the Inland Revenue formally brings its enquiry to an end; or

(b)	in respect of which the Inland Revenue issues a closure notice pursuant to Schedule 18 of the Finance Act 1998 or such other formal notice to the effect that it has completed its investigation in relation to the Company stating its determination or conclusion as to the amount of national insurance contributions due and payable by the Company from which there is no appeal or the Company does not appeal within which such appeal may be brought; or

(c)	in respect of which a court of competent jurisdiction in England from which there is no further appeal or from whose judgment the Company does not appeal within the period during which such appeal may properly be brought;
“FURBS” means the Funded Unapproved Retirement Pension Schemes operated by or on behalf the Second Seller and Mr Jodouin;
“FURB CLAIM” means any claim by the Inland Revenue in relation to the FURBS and/or associated employer national insurance contributions;
“Instruction Letter” means the solicitor’s instruction letter in agreed form to be executed by each of the Sellers and the Buyer;
“Loan Notes” means the Buyer Series 2B Loan Notes issued to the Sellers as may be amended, restated, substituted or replaced from time to time;
“Loan Note Repayment Date” 30 September 2006 or such earlier date upon which the cash sum due under such Loan Notes are due to be repaid by the Buyer in accordance with their terms;
“NIC Liability” means a liability on the Company to pay employers national insurance contributions by reason of the contributions made by the Company to the FURBS;
“NIC Liability Amount” means the NIC Liability less any corresponding saving in corporation tax which the Company would be entitled to and subject to the NIC Liability Cap;
“NIC Liability Cap” means a maximum sum of £71,406.05;
“Relevant Date” means 30 days following the date of the Revenue Determination;
“Retention” means the cash sum referred to in Clause 2.2 (a); and
“Revenue Determination” means a determination by the Inland Revenue as to whether there is an NIC Liability.
2.	Final Determination

2.1	If on the Loan Note Repayment Date there has been a Final Determination:
(a)	if the Final Determination is that there is an NIC Liability, the NIC Liability Amount shall be deducted from the amount payable under the Loan Notes to the Sellers in the Agreed Proportions and the balance of the sum due under the Loan Notes shall be paid by the Sellers in accordance with the terms of the Loan Notes;

(b)	if the Final Determination is that there is not a NIC Liability the sums due to the Sellers under the Loan Notes shall be paid to the Sellers in full in accordance with the terms of the Loan Notes.
2.2	If on the Loan Note Repayment Date there has not been a Final Determination:

(a)	if the Loan Notes are redeemed in cash up to a value at least £71,406.05 (seventy one thousand four hundred and six pounds sterling and five pence), the Sellers shall procure that the sum of £71,406.05 (seventy one thousand four hundred and six pounds sterling and five pence) is paid by electronic transfer to the Cash Retention Account in the Agreed Proportions and held in accordance with the terms and conditions of paragraph 3 below; and

(b)	if the Loan Notes are redeemed in Ace*Comm Stock (as defined in the Loan Notes) the Buyer shall withhold from the issue to the Sellers ACE*Comm Stock (the “Withheld Stock”) up to a value of £71,406.05 (seventy one thousand four hundred and six pounds sterling and five pence) in the Agreed Proportions and the following provisions shall then apply:
(i)	if the Final Determination is that there is an NIC Liability, the Withheld Stock shall not be issued the Sellers in full and final settlement of the FURB Liability up to the value of £71,406.05 (seventy one thousand four hundred and six pounds sterling and five pence); and

(ii)	if the Final Determination is that there is not an NIC Liability the Withheld Stock shall forthwith be issued by the Buyer to the Sellers in the Agreed Proportions.
3.	Cash Retention Account

3.1	The following provisions shall apply in respect of the Cash Retention Account:
(a)	all interest earned in respect of the Retention shall be credited to the Cash Retention Account;

(b)	no other credit shall be made to the Cash Retention Account without the joint instructions of the Buyer and the joint instructions of the Sellers;

(c)	no withdrawal shall be made from the Cash Retention Account except in accordance this clause 3 upon the joint instructions of the Buyer and the Sellers or as may otherwise be ordered by a court of competent jurisdiction;

(d)	neither the Buyer nor the Sellers shall have any entitlement to interest until payment of the principal to which it relates.

3.2	On the Relevant Date:
(a)	if the Final Determination is that there is an NIC Liability, the NIC Liability Amount shall be paid out of the Retention Sum to the Buyer together with the related interest and the balance of the sum due shall be paid to the Sellers in the Agreed Proportions;

(b)	if the Final Determination is that there is not an NIC Liability, the Retention Sum shall be paid out of the Cash Retention Account in the Agreed Proportions together with the related interest.
3.3	In consideration of the Sellers’ Solicitors agreeing to open the Cash Retention Account and act in accordance with the instructions of the Buyer and the Sellers, the Buyer and the Sellers agree that:
(a)	the Sellers’ Solicitors are not obliged to take any action with respect to the Retention Account except in accordance with the terms of schedule or upon the joint written instructions of the Buyer and the Sellers;

(b)	the Sellers’ Solicitors may place the sums in the Cash Retention Account on deposit for such period as may be agreed or, failing agreement, on weekly deposit.

(c)	the Sellers’ Solicitors shall have no responsibility for the rate or amount of interest earned;

(d)	the Buyer and the Sellers will pay the Sellers’ Solicitors fees and expenses (including VAT) incurred in connection with establishing and operating the Retention Account;

(e)	the Buyer and the Sellers will indemnify the Sellers’ Solicitors against all liabilities incurred by the Sellers’ Solicitors in respect of the operation of the Retention Account and in particular against any costs (on a full indemnity basis) of defending or being party to any claim arising out of the operation of the Cash Retention Account;.

(f)	the Sellers’ Solicitors shall be entitled to pay out of the Cash Retention Account:
(I)	any taxation which may be payable as a matter of law in respect of interest accrued on the amount standing from time to time to the credit of the Retention Account; and

(II)	all bank charges payable in respect of the Retention Account.

4.	Conduct of Claims for a Contingent Tax Liability

4.1.1	The Sellers, or such advisers as the Sellers may instruct, shall be entitled at the Sellers own expense to avoid, dispute, appeal, mitigate, resist or compromise the FURB Claim in the name of the Company and to have the conduct of any appeal, dispute, compromise or defence of the FURB Claim.

4.1.2	The Sellers shall:
(a)	keep the Buyer fully informed of all matters known to the Sellers, or its advisers, concerning the FURB Claim and provide the Buyer with copies of all material documents and correspondence relating to the FURB Claim; and

(b)	submit to the Buyer drafts of all material communications relating to the FURB Claim which the Sellers, or its advisers, intends to make to the relevant Tax Authority at least five Business Days before the communication is made.

EXECUTED as a DEED by	)	/s/Tom Ferns
INTEGRATED STRATEGIC	)
COMMUNICATIONS LIMITED	)
acting by its duly appointed attorney in	)
the presence of:	)

Witness’ Signature:	/s/ PB Doyle

Witness’ Name:	Patricial B. Doyle

Witness’ Address:	50 Fountain Street
Manchester M2 2AB

EXECUTED as a DEED by	)
NOGA CONFINO	)	/s/ Tom Ferns
Acting by her duly appointed
attorney in the presence of:

Witness’ Signature:	/s/ PB Doyle

Witness’ Name:	Patricial B. Doyle

Witness’ Address:	50 Fountain Street
Manchester M2 2AB

EXECUTED as a DEED by	)	/s/ Steven S. Delmar
ACE*COMM CORPORATION	)
acting by its duly authorised representative	)
and in accordance with the laws of its	)
state of incorporation and its Certificate of	)
Incorporation and its Bylaws	)